Exhibit 10.2

CVB FINANCIAL CORP. 2008 EQUITY INCENTIVE PLAN

AMENDMENT NO. 5

THIS AMENDMENT NO. 5 (this “Amendment”) to the CVB Financial Corp. 2008 Equity Incentive Plan (the “Plan”), is adopted by CVB Financial Corp., a California corporation (the “Company”), effective as of March 22, 2017. All capitalized terms in this Amendment shall have the same meaning as in the Plan.

WHEREAS, pursuant to Section 8.1 of the Plan, the Board of Directors of the Company may, in its sole discretion, amend the Plan, or any part thereof, at any time and for any reason; provided that no such amendment alters or impairs any rights or obligations under any award previously granted to any participant in the Plan;

WHEREAS, F.W. Cook prepared an analysis of current director compensation standards for the Compensation Committee of the Board of Directors supporting 1 year vesting for director restricted stock awards based on continued service;

WHEREAS, the Board of Directors has deemed it to be in the best interests of the Company to amend Section 6.2 of the Plan to reduce the minimum period of restriction for restricted stock awards based on continued service and on March 22, 2017, adopted an amendment to the Plan in the form set forth below:

NOW THEREFORE, in compliance with the terms of the Plan, Section 6.2 of the Plan is amended in its entirety to read as follows:

6.2    Restricted Stock Agreement. Each Award of Restricted Stock shall be evidenced by an Award Agreement that shall specify the Period of Restriction, the number of Shares granted, and such other terms and conditions as the Administrator, in its discretion, shall determine. The Period of Restriction shall not be less than one year for Awards that are earned based on the attainment of Performance Goals, not be less than one year for Awards that are earned based on Continuous Status as a Director, and not less than three years for Awards that are earned based on Continuous Status as an Employee or Consultant. Unless the Administrator determines otherwise, Shares of Restricted Stock shall be held by the Company as escrow agent until the restrictions on such Shares have lapsed.

Survival. Except as modified hereby, all of the provisions of the Plan remain in full force and effect.

References. Any reference to the Plan contained in any document, instrument or agreement executed in connection with the Agreement, shall be deemed to be a reference to the Plan as modified by this Amendment.

IN WITNESS WHEREOF, this Amendment to the Plan is effective as of the date first above written.

CVB FINANCIAL CORP.

By:	/s/ E. Allen Nicholson
	Name:	E. Allen Nicholson
	Title:	Chief Financial Officer